Exhibit 99.1

RiceBran Technologies Reports Fourth Quarter and Full Year 2021 Results

TOMBALL, Texas, March 17, 2022 – RiceBran Technologies (NASDAQ: RIBT) (the “Company”), a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, today announced financial results for the fourth quarter and year ended December 31, 2021.

Summary Results ($000s)	4Q2021	4Q2020	% Chg.	Qual	FY2021	FY2020	% Chg.	Qual
Revenue	$8,043	$6,806	18%	Improved	$31,131	$26,199	19%	Improved
Gross Profit (Loss)	$(107)	$(47)	128%	Declined	$442	$(2,471)	NM	Improved
Operating Loss	$(5,634)	$(1,825)	209%	Increased	$(10,566)	$(11,289)	(6%)	Improved
Net Loss	$(5,404)	$(1,974)	174%	Increased	$(8,949)	$(11,730)	(24%)	Improved
Adj. EBITDA (Loss) (non-GAAP)*	$(437)	$(932)	(53%)	Improved	$(2,559)	$(7,610)	(66%)	Improved

Fourth Quarter Highlights

●	Revenue grew 18% year-over-year to $8.0 million.

●	Net loss increased by 174% to $5.4 million including a $3.9 million charge for goodwill impairment.

●	Adjusted EBITDA loss (non-GAAP*) narrowed by 53% to $437,000.

●	Company delivered sequential improvements in monthly performance, supported by price increases and operational strategies to overcome supply chain challenges.

2021 Full Year Highlights

●	Revenue grew 19% year-over-year to $31.1 million.

●	Company transitioned to positive gross profits, for a 24% reduction in net loss to $9 million in 2021.

●	Adjusted EBITDA loss (non-GAAP*) narrowed by 66% to $2.6 million.

●	Supply chain pressure on agricultural feedstocks drove increased interest and demand for SRB and SRB-based ingredients across a wide variety of applications.

Operational Milestones

“We overcame a challenging environment in 2021 to successfully expand our addressable market and deliver significant improvement in every financial metric,” said Executive Chairman Peter Bradley. “We enhanced our value-add presence in the nutraceutical and wellness markets and made significant inroads for our core-SRB products in the companion animal market. These accomplishments will support accelerated growth, improved capacity utilization, and margin expansion in 2022, and with sustainable operating improvements in our milling operations, gives us optimism that we will transition to positive adjusted EBITDA (non-GAAP*) in 2022.”

●

Transition to Higher Added Value Ingredients Accelerating - Our value-add SRB derivative ingredients continue to enjoy strong demand, and our strategy to emphasize this business was validated by over 30% growth in sales from these products in 2021. We introduced new SRB products targeting the health and wellness markets and enhanced our reach in this growth category with the AIDP relationship. These actions should support growth in 2022, with upside offered by new product introductions in these and other markets.

●

Disruptions Provide Opportunity to Expand Addressable Market - Market and supply chain disruptions provided opportunities to accelerate the adoption of SRB in a wider range of applications. In particular, the Company enhanced its position in the companion animal market by displacing other ingredients as the base for new flavor systems. Prolonged market disruption from overseas conflict would place further emphasis on alternative and domestically sourced feedstocks across a broad range of applications.

●

Enhanced Capacity Utilization Offers Potential for Gross Margin Expansion – In 2021 core-SRB demand was unmet due to logistics challenges. In 2022 our largest companion animal and equine customers will be supported by a new dedicated freight partnership. New business in the companion animal category and a properly supported equine franchise should enhance core-SRB production volumes, capacity utilization and operating leverage, providing the opportunity for meaningful gross margin expansion from this business.

●

Milling Operations Demonstrating Improved Performance – Following unplanned downtime in the third quarter, MGI returned to growth in the fourth quarter, and operational upgrades will support new customer wins and drive revenue growth and gross margin expansion in 2022. Operational improvements at Golden Ridge significantly reduced its drag on overall performance in 2021, and further improvement is likely in 2022, providing the opportunity to evaluate the strategic contribution of this business.

Financial Results

●

Revenue trends reaccelerated in the fourth quarter. Total revenue was $8.0 million in the fourth quarter of 2021, up from second and third quarter levels, and an 18% increase from $6.8 million in the fourth quarter of 2020. Total revenue was $31.1 million in 2021, a 19% increase from $26.2 million in 2020. Growth was broad-based and organic across all businesses, led by SRB derivatives and Golden Ridge, with core-SRB sales held back in the second and third quarter by logistical challenges which were mitigated in the fourth quarter offering the opportunity for better sales trends in 2022.

●

Company transitioned to positive gross profits for the year. Gross losses were $107,000 in the fourth quarter of 2021, up from gross losses of $47,000 a year ago, as input inflation and a slow start to the quarter offset higher volumes and price increases later in the quarter. Gross profits were $442,000 for the full year 2021, a $2.9 million improvement from gross losses of $2.5 million in 2020. The transition to positive gross profits was driven by lower losses for Golden Ridge and over 30%+ growth in SRB derivatives, leaving the opportunity for further margin expansion from higher core-SRB capacity utilization.

●

SG&A dropped to 23% of sales in 2021 from 30% of sales in 2020. SG&A in the fourth quarter rose 20% to $1.6 million from $1.3 million a year ago, primarily due to positive non-recurring items in the prior period. Total SG&A for the year declined 11% to $7.1 million, from $8.0 million in 2020, driven by reductions in corporate headcount and outside consultants. Absent non-recurring items, in 2021, SG&A stabilized in the range of $1.7 to $1.8 million per quarter as was expected.

●

Losses narrowed due to transition to positive gross profits and lower SG&A. Operating losses declined 6% in 2021 to $10.6 million, from $11.3 million in 2020, despite a $3.9 million charge against goodwill in the fourth quarter. Net losses declined 24% in 2021 to just under $9 million, or $0.19 per share, from nearly $12 million, or $0.29 per share, in 2020. Net losses in 2021 included a gain of $1.8 million in the first quarter for the forgiveness of the Company’s SBA PPP loan, and of $389,000 in the fourth quarter from the change in fair value of a derivative warrant liability.

●

Adjusted EBITDA (non-GAAP*) losses drop 66% in 2021 to $2.6 million. Adjusted EBITDA losses were $437,000 in the fourth quarter of 2021, a 53% decline from losses of $932,000 in the fourth quarter of 2020. Adjusted EBITDA losses for 2021 were $2.6 million, a 66% decline from losses of $7.6 million in 2020. For the second year in a row, the Company converted over 100% of incremental revenue into incremental adjusted EBITDA, reflecting improved execution and also revealing the potential for operating leverage.

●

Balance sheet strengthened with sufficient liquidity. RiceBran ended 2021 with $5.8 million in total cash, up from $5.3 million at the end of 2020. Cash burn was approximately $4 million in 2021. RiceBran raised $4.7 million in capital in 2021, $171,000 in the second quarter from the exercise of warrants, $3.4 million in the third quarter from the sale of common stock, and $1.1 million in the fourth quarter from refinancing Golden Ridge’s term loan, which should provide sufficient liquidity to complete its business transformation in 2022 with adequate cash reserves.

“We enter 2022 with a growing portfolio of differentiated products, a broader addressable market, and greater opportunities,” added Peter Bradley. “Combined with sustainable operating improvements in our milling operations, this provides us with the foundation for a structurally profitable company. In the fourth quarter we made significant progress in addressing logistics challenges, which with price increases helped reinvigorate top-line growth and margin expansion. We expect to build on these successes in 2022 with new customers helping to drive volume and margin expansion, and ultimately a transition to positive adjusted EBITDA.”

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, March 17, at 4:30 p.m. Eastern Time to discuss these results. The call information is as follows:

●	Date: March 17, 2022

●	Time: 4:30 p.m. Eastern Standard Time

●	Toll Free Dial-in number for US/Canada: 877-545-0320

●	Dial-In number for international callers: 973-528-0002

●	Participant Access Code: 626586

●	Webcast: https://www.ricebrantech.com/investors

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. EST on March 17, 2022 until 11:59 p.m. EST on March 31, 2022 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 44683.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran’s expectations regarding its future financial results, sales growth, Adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that operations are disrupted by the COVID-19 pandemic and timing of profitable operations. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “adjusted EBITDA” “Net Cash” and “Net Debt” as supplemental measures in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to adjusted EBITDA).

The tables below contain a reconciliation of net loss (GAAP) and adjusted EBITDA (non-GAAP) for the three and twelve months ended December 31, 2021 and December 31, 2020, and for Net Cash (non-GAAP) and Net Debt (non-GAAP) for the periods ended December 31, 2021 and December 31, 2020. We do not provide a reconciliation of forward-looking net loss (GAAP) to adjusted EBITDA (non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net loss that are excluded from actual net loss in the table below.

Investor Contact

Rob Fink / Matt Chesler, CFA

FNK IR

ribt@fnkir.com

646.809.4048 / 646.809.2183

RiceBran Technologies
Consolidated Income Statement (GAAP)
(in $000, except per share amounts)

	3 Months Ended (Unaudited)			12 Months Ended
	12/31/21	12/31/20	% Chg.	12/31/21	12/31/20	% Chg.

Revenue	$8,043	$6,806	18%	$31,131	$26,199	19%
Cost of Goods Sold	(8,150)	(6,853)	19%	(30,689)	(28,670)	7%
Gross Profit (Loss)	(107)	(47)	128%	442	(2,471)	NM
Gross Margin	(1%)	(1%)		1%	(9%)

Selling, General & Admin.	(1,611)	(1,337)	20%	(7,087)	(7,971)	(11%)
Impairment of goodwill	(3,915)	-	NM	(3,915)	-	NM
Gain (Loss) on PP&E	(1)	(441)	(100%)	(6)	(847)	(99%)
Operating Loss	$(5,634)	$(1,825)	209%	$(10,566)	$(11,289)	(6%)

Interest Expense, net	(110)	(122)	(10%)	(462)	(298)	55%
Gain on Extinguishment of PPP loan	-	-	-	1,792	-	-
Change in FV of Derivative Warrant Liability	389	-	-	389	-	-
Other Expense, net	(29)	(16)	81%	(81)	(124)	(35%)
Loss Before Income Taxes	(5,384)	(1,963)	174%	(8,928)	(11,711)	(24%)

Income Taxes	(20)	(11)	82%	(21)	(19)	11%
Net Loss	$(5,404)	$(1,974)	174%	$(8,949)	$(11,730)	(24%)

Basic & Diluted Loss per Share:	$(0.10)	$(0.05)	100%	$(0.19)	$(0.29)	(34%)

Weighted Avg. Shares Outstanding (Basic & Diluted):	51,933	43,688	19%	47,739	41,132	16%

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	3 Months Ended				12 Months Ended
	12/31/21		12/31/20	% Chg.	12/31/21	12/31/20	% Chg.

Net Loss	$(5,404)		$(1,974)	174%	$(8,949)	$(11,730)	(24%)
Interest Expense, net	110		122	(10%)	462	298	55%
Depreciation and Amortization	621		644	(4%)	2,592	2,621	(1%)
EBITDA	$(4,673)		$(1,208)	287%	$(5,895)	$(8,811)	(33%)

Gain on extinguishment of PPP loan	-		-	-	(1,792)	-	-
Impairment of goodwill	3,915		-	100%	3,915	-	100%
Other Expense, net	29		16	81%	81	124	(35%)
Share-Based Compensation	292		260	12%	1,132	1,077	5%
Adjusted EBITDA	$(437)	-	$(932)	(53%)	$(2,559)	$(7,610)	(66%)

RiceBran Technologies
Consolidated Statement of Cash Flows
(in $000)

	3 Months Ended (Unaudited)			12 Months Ended
	12/31/21	12/31/20	% Chg.	12/31/21	12/31/20	% Chg.
Cash Flow from Operations
Net Loss	$(5,404)	$(1,974)	174%	$(8,949)	$(11,730)	(24%)
Adjs. to reconcile net loss to net cash used in operating activities:
Depreciation	576	589	(2%)	2,397	2,393	0%
Amortization	45	55	(18%)	195	228	(14%)
Share-Based Compensation	292	260	12%	1,132	1,077	5%
Impairment of goodwill	3,915	-	NM	3,915	-	NM
Loss on Disposition / Involuntary Conversion of PP&E	1	441	(100%)	6	847	(99%)
Gain on Extinguishment of PPP Debt	-	-	-	(1,792)	-	NM
Change in FV of Derivative Warrant Liability	(389)	-	NM	(389)	-	NM
Accretion of Interest	98	95	3%	98	95	3%
Other	(67)	(66)	2%	-	(84)	-
Changes in operating assets and liabilities:
Accounts Receivable	(1,314)	(363)	262%	(1,332)	997	NM
Inventories	(271)	(213)	27%	(566)	(980)	(42%)
Accounts Payable	(314)	(58)	441%	280	(709)	NM
Commodities Payable	257	271	(5%)	876	(4)	NM
Other	362	245	48%	(69)	(76)	(9%)
Net Cash Flow from Operations	$(2,213)	$(718)	208%	$(4,198)	$(7,946)	(47%)

Cash Flow from Investing
Purchases of PP&E	(253)	(124)	104%	(1,440)	(1,184)	22%
Proceeds from Insurance on Involuntary Conversion	1	-	-	639	250	156%
Proceeds from Sale of Property	3	-	-	3	15	(80%)
Net Cash Flow from Investing	$(249)	$(124)	101%	$(798)	$(919)	(13%)

Cash Flow from Financing
Proceeds from Warrants Exercised	-	-	-	171	12	1325%
Proceeds from issuances of common stock and warrants	(8)	1,661	NM	3,364	2,318	45%
Net Change in Debt	2,107	554	280%	2,023	3,354	(40%)
Net Cash Flow from Financing	$2,099	$2,215	(5%)	$5,558	$5,684	(2%)

Net Change in Cash	$(363)	$1,373	NM	$562	$(3,181)	NM

BOP Cash Balance	$6,188	$3,890		$5,263	$8,444
Net Change in Cash	(363)	1,373		562	(3,181)
EOP Cash Balance	$5,825	$5,263		$5,825	$5,263

RiceBran Technologies
Consolidated Balance Sheets
(in $000)

	Period Ending
	12/31/21	12/31/20	% Chg.
Assets

Cash and Cash Equivalents	$5,825	$5,263	11%
Accounts Receivable, net	4,136	2,819	47%
Inventories	2,444	1,878	30%
Other Current Assets	810	1,380	(41%)
Total Current Assets	$13,215	$11,340	17%

PP&E, Net	15,444	16,367	(6%)
Operating Lease right-of-use assets	2,127	2,452	(13%)
Goodwill & Intangibles	527	4,637	(89%)
Total Assets	$31,313	$34,796	(10%)

Liabilities and Shareholders' Equity

Accounts Payable	$826	$955	(14%)
Commodities Payable	1,702	825	106%
Accruals	1,470	1,137	29%
Leases, Current	468	426	10%
Debt, Current	4,690	2,483	89%
Total Current Liabilities	$9,156	$5,826	57%

Leases, Not Current	2,048	2,443	(16%)
Debt, Not Current	1,356	3,107	(56%)
Derivative Warrant Liability	258	-	NM
Total Liabilities	$12,818	$11,376	13%

Preferred Stock	75	112	(33%)
Common Stock	326,279	322,218	1%
Accumulated Deficit	(307,859)	(298,910)	3%
Total Shareholders’ Equity	$18,495	$23,420	(21%)

Total Liabilities and Shareholders’ Equity	$31,313	$34,796	(10%)

RiceBran Technologies
Net Cash and Net Debt Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	Period Ending
	12/31/21	12/31/20	% Chg.

Cash and Cash Equivalents	$5,825	$5,263	11%
Less: Total Debt, Current and Non-current	6,046	5,590	8%
Net Cash (Debt)	$(221)	$(327)	(32%)